Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in post-effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement (No. 333-141488) for the registration of common shares of beneficial interest pertaining to the Public Storage, Inc. 2001 Stock Option and Incentive Plan, Public Storage, Inc. 2001 Non-Executive/Non-Director Stock Option and Incentive Plan, Public Storage, Inc. 2000 Non-Executive/Non-Director Stock Option and Incentive Plan, Public Storage, Inc. 1996 Stock Option and Incentive Plan, PS 401(k) Profit Sharing Plan, Shurgard Storage Centers, Inc. 2004 Long Term Incentive Plan, Shurgard Storage Centers, Inc. 2000 Long Term Incentive Plan, and Shurgard Storage Centers, Inc. 1995 Long Term Incentive Compensation Plan, and to the incorporation by reference therein of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedules of Public Storage, Inc., and Public Storage, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Public Storage, Inc. which management’s assessment and our report thereon contain an exclusion from the scope of the assessment of Shurgard Self Storage SCA and subsidiaries, included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

July 25, 2007